Exhibit 99.2

PRESS RELEASE	Contact
For Release	Lynn Felsinger
Visualant, Inc.

206.903.1351 phone
206.903.1352 fax
lynn@visualant.net

Visualant Names Jim Gingo to Board of Directors

Seattle, WA. June 10, 2010/Business Wire

Visualant, Inc. (OTCBB: VSUL) (the “Company) an emerging leader in security and authentication systems technology, announced today that Jim Gingo, Founder and President of TransTech Systems, Inc. has joined the Visualant Board of Directors.

Visualant has closed the acquisition of TransTech Systems, Inc. on June 8, 2010. TransTech will operate as a wholly owned subsidiary of Visualant.  In addition to serving on the Visualant Board of Directors Jim Gingo will continue to serve as President of TransTech.

Ron Erickson, Visualant CEO, said, “Jim Gingo is a highly regarded industry veteran.  In addition to continuing to grow TransTech, Jim will guide us as we focus on markets for the Visualant technology and explore additional acquisition opportunities.  Erickson continued, “Jim’s commitment and foresight is evidenced by his participation as an early member, and current Board member of the Document Security Alliance, an organization co-founded by the United States Secret Service and concerned industry representatives after the events of 9/11.”

Jim Gingo stated, “The security and authentication marketplace is ripe for consolidation. In addition to working on acquisitions to expand our distribution capacity I will pursue product opportunities for Visualant’s Spectral Pattern Matching (SPM) technology in order to create the next generation of more powerful sensors and authentication products.”

About Visualant, Inc.

Visualant, Inc. is an emerging leader in security and authentication systems technology. Through its wholly-owned subsidiary, TransTech Systems, Inc., the Company provides security and authentication solutions to security and law enforcement markets throughout the United States.

Safe Harbor Statement

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects.  Forward-looking statements in this press release reflect the good faith judgment of our management and are based on facts and factors currently known to us. Forward-looking statements are subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements as a result of either the matters set forth or incorporated in this press release generally or certain economic and business factors, some of which may be unknown to and/or beyond the control of Visualant, Inc..  Specifically, we are exposed to various risks related to our need for additional financing to support our technology development, acquiring or investing in new businesses and ongoing operations, the sale of a significant number of our shares of common stock could depress the price of our common stock, the market price of our common stock may be volatile, and we may incur losses in the future.  Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  We do not undertake, and we expressly disclaim, any obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the press release.